Exhibit 99.1

NEWS RELEASE
Contact:	Barry Sievert
Senior Director, Investor Relations
(214) 303-3437

DEAN FOODS COMPANY REPORTS FOURTH QUARTER AND FULL YEAR RESULTS
Company Reports Fourth Quarter GAAP Earnings from Continuing Operations of $0.49 Per Share,
Adjusted Earnings of $0.54 Per Share
Company Reaffirms 2006 Guidance
     DALLAS, February 8, 2006 – Dean Foods Company (NYSE: DF) today announced that the Company earned $0.49 per diluted share from continuing operations for the quarter ended December 31, 2005, compared with $0.55 per diluted share from continuing operations in the fourth quarter of 2004. Net income from continuing operations for the fourth quarter totaled $70.7 million, compared with $85.2 million in the prior year fourth quarter.
     On an adjusted basis (as defined below), diluted earnings per share were $0.54, a decrease of 2% from $0.55 in last year’s fourth quarter. Adjusted net income for the fourth quarter was $78.0 million compared with adjusted net income of $84.8 million in the fourth quarter of 2004, a decrease of 8%.
     “In light of the challenges caused by two major hurricanes and the resulting dislocation of energy and packaging costs, the Dairy Group and WhiteWave businesses both turned in solid performances in the fourth quarter and we are entering 2006 with positive momentum,” said Gregg Engles, chairman and chief executive officer. “During the quarter, our Dairy Group grew fluid milk volumes by 1.4%. WhiteWave Foods posted strong sales growth of 10% and achieved significant milestones toward the consolidation and integration of its businesses. The combination of our Dairy Group’s momentum and the strong sales trends and operational improvements at WhiteWave make us optimistic as we enter the new year.”
     Net sales for the fourth quarter totaled $2.7 billion, an increase of 4% over the fourth quarter of 2004, due to strong sales growth at the Dairy Group and WhiteWave Foods.
     Consolidated operating income from continuing operations in the fourth quarter totaled $160.0 million versus $177.4 million in the fourth quarter of 2004. Operating margin for the fourth quarter was 5.94%, as compared to 6.85% in the fourth quarter of the prior year. Adjusted fourth quarter operating income totaled

     $171.9 million, a decrease of 3% from $176.9 million in the fourth quarter of 2004. The adjusted fourth quarter operating margin was 6.38%, down 45 basis points versus the fourth quarter of the prior year.
     Long-term debt at December 31, 2005 was approximately $3.4 billion, including $108 million due within one year that is reported as part of current liabilities. At the end of the year, approximately $630 million of the Company’s senior credit facility was available for future borrowings.
SEGMENT RESULTS
     Dairy Group net sales for the fourth quarter rose 3% to $2.3 billion, from $2.2 billion in the fourth quarter of 2004. The sales increase was due primarily to a 1.4% increase in fluid milk volumes. Those increases were offset somewhat by the pass through of lower dairy commodity costs to our customers. The fourth quarter average Class I mover, which is an indicator of the Company’s raw milk costs, averaged $14.13 per hundred-weight, a 3% decrease from the same period in 2004. Class II butterfat prices averaged $1.65 per pound in the fourth quarter, 18% lower than the fourth quarter of 2004.
     Dairy Group segment operating income in the fourth quarter was $164.1 million, an increase of 6% year-over-year. Dairy Group operating margin increased 20 basis points to 7.20% of sales. Segment operating income growth was driven by increased fluid milk volumes and operational efficiencies from the Company’s ongoing plant rationalization activities. The Dairy Group continues, however, to be adversely impacted by historically high commodity costs and the lingering effects of Hurricane Katrina.
     WhiteWave Foods reported fourth quarter net sales of $317 million, a 10% increase compared to fourth quarter 2004 net sales of $287 million. The increase was driven by strong sales growth in the branded portfolio, particularly in our Silk, Horizon Organic, and International Delight brands.
     Segment operating income in the fourth quarter for WhiteWave Foods was $38.2 million, with operating margins of 12.04%, compared to $42.0 million, and operating margins of 14.61% in the prior year fourth quarter. Segment operating income declined due to high input costs, including soybeans, raw organic milk, energy and packaging, as well as one-time costs due to the transition the manufacturing of certain products from Dairy Group facilities to dedicated WhiteWave Foods facilities.
     Corporate and Other sales were $97.9 million in the fourth quarter of 2005, 1% lower than in the same period of the prior year. Corporate and Other operating loss was $30.4 million, $11.1 million higher than the fourth quarter of 2004. This is due primarily to higher employee costs, professional and consulting fees and an operating loss in the Company’s Leche Celta business in Spain. Leche Celta’s results were negatively impacted by a transportation workers strike, continued unfavorable input commodity costs and a competitive retail environment.
RECENT EVENTS
☐	In January 2006, the vesting of restricted stock units granted in January 2004 was accelerated in accordance with the terms of those units. The units normally vest ratably over a five-year period. However, if the average price of the company’s common stock exceeds a predetermined value for a period of 60 consecutive trading days, the full vesting of these units will accelerate to July 2006. This predetermined value represents more than a 50% increase in the value of the Company’s common stock from the grant date of the stock units. As a result, the company will incur additional compensation expense in the first half of 2006 equal to approximately $0.03 per share that would have otherwise been recognized in future periods.

☐	Pursuant to the Company’s share repurchase authorization, the Company repurchased nine million shares of common stock during the fourth quarter at an average price of $37.79 per share. The Company currently has $19 million remaining under its repurchase authorization.

☐	Beginning in 2006, the Company has elected to adopt the provisions of FAS 123-R related to the expensing of stock-based compensation on a retroactive basis. Therefore, historical financial results will be restated to include stock option expenses. Restated adjusted earnings per share for 2005 will be $1.82, an increase of 22% over $1.49 in 2004.
OUTLOOK FOR 2006
     “Consistent with our previous guidance for 2006, we are expecting consolidated net sales of approximately $10.5 billion,” said Engles. “Because the dilution from accelerated vesting of restricted stock offsets the accretion from our fourth quarter stock buyback, we are reiterating our 2006 earnings guidance of $2.20 to $2.25 per share before stock option expense. Deducting stock option expense of approximately $0.10 per share results in earnings per share guidance of $2.10 to $2.15, following adoption of FAS 123-R. This represents growth of 15% to 18% over restated 2005 earnings of $1.82 per share restated for the adoption of FAS 123-R.”
     The Company expects to report adjusted earnings per share between $0.39 and $0.41 in the first quarter of 2006, or 5% to 11% over the $0.37 reported in the first quarter of 2005 on a comparable basis. The Company’s earnings guidance excludes the impact of any facility closing and reorganization costs and non-recurring or one-time gains or losses that may occur in 2006.

RESULTS FOR YEAR ENDED DECEMBER 31, 2005
     For the year ended December 31, 2005, the Company’s net sales increased 5% to $10.5 billion, compared with $10.0 billion in 2004. Sales growth was due primarily to strong volume growth in the Dairy Group, which was somewhat offset by the passthrough of lower overall dairy commodity costs, and continued strong sales trends at WhiteWave Foods.
     Operating income from continuing operations for the year ended December 31, 2005 totaled $607.1 million versus $587.4 million in 2004. Adjusted operating income for 2005 totaled $648.8 million, an increase of 7% over adjusted operating income of $606.1 million in the prior year. Adjusted operating margins for the year were 6.18%, versus 6.04% in 2004.
     Net income from continuing operations for 2005 totaled $272.5 million, compared with $239.2 million reported in 2004. Diluted earnings per share from continuing operations for the year ended December 31, 2005 totaled $1.78, compared with $1.49 in 2004.
     Adjusted net income for the year totaled $298.4 million, an increase of 10% over $271.5 million in 2004. Adjusted diluted earnings per share for 2005 were $1.94, an increase of 15% over the $1.69 reported in the prior year.
COMPARISON OF ADJUSTED INFORMATION TO GAAP INFORMATION
     The adjusted financial results contained in this press release are from continuing operations and are adjusted to eliminate the net expense or net gain related to the items identified below. This information is provided in order to allow investors to make meaningful comparisons of the Company’s operating performance between periods and to view the Company’s business from the same perspective as company management. Because the Company cannot predict the timing and amount of charges associated with non-recurring items or facility closings and reorganizations, management does not consider these costs when evaluating the Company’s performance, when making decisions regarding the allocation of resources, in determining incentive compensation for management, or in determining earnings estimates. These costs are not recorded in any of the Company’s operating segments. This non-GAAP financial information is provided as additional information for investors and is not in accordance with or an alternative to GAAP. These non-GAAP numbers may be different than similar measures used by other companies. A full reconciliation table between earnings per share for the three and twelve month periods ended December 31, 2005 calculated according to GAAP and on an adjusted basis is attached.
     For the quarter ended December 31, 2005, the adjusted results reported above differ from the Company’s results under GAAP by excluding the following facility closing, reorganization and non-recurring charges:

a)	$3.1 million charge ($1.9 million net of income tax) related to the restructuring of Leche Celta operations, and

b)	$8.7 million of charges ($5.4 million net of income tax) related to previously announced facility closings, reorganizations, non-recurring charges, and the closing of a Dairy Group facility in the fourth quarter of 2005 in Albuquerque, NM.
     For the quarter ended December 31, 2004, the adjusted results reported above differ from the Company’s results under GAAP by excluding the following facility closing, reorganization, and non-recurring charges:
a)	$5.3 million charge ($3.4 million net of income tax) related to the consolidation of WhiteWave Foods and various previously announced Dairy Group facility closings and reorganizations, including South Gate, CA, and Wilkesboro, NC., and

b)	$5.8 million gain ($3.8 million net of income tax) related to the settlement of litigation concerning the Company’s acquisition of West Lynn Creamery.
     For the twelve months ended December 31, 2005, the adjusted results reported above differ from the Company’s results under GAAP by excluding the following facility closing, reorganization, and non-recurring charges:
a)	$25.2 million ($15.6 million net of income tax) charge primarily related to plant closures in Union, NJ and Albuquerque, NM and related restructuring activities, and

b)	$3.1 million charge ($1.9 million net of income tax) related primarily to the restructuring of Leche Celta operations, and,

c)	$13.4 million charge ($8.3 million net of income tax) related to restructuring and non-recurring activities at WhiteWave Foods.
     For the twelve months ended December 31, 2004, the adjusted results reported above differ from the Company’s results under GAAP by excluding the following facility closing, reorganization, and non-recurring charges:

a)	$24.6 million net restructuring charge ($14.9 million net of income tax) related to Dairy Group facility closings in Madison, WI; South Gate, CA; Westwego, LA; Wilkesboro, NC; and San Leandro, CA; charges related to the consolidation of WhiteWave Foods; and various other previously announced Dairy Group facility closings and reorganizations, partly offset by a gain on the sale of a facility closed in Hawaii in 2003,

b)	$32.6 million non-cash charge ($21.2 million net of income tax) representing unamortized deferred financing costs related to the Company’s previous credit facility that was written off in conjunction with the refinancing of the Company’s credit facility in August 2004, and

c)	$5.9 million gain ($3.8 million net of income tax) related largely to the settlement of litigation concerning the Company’s acquisition of West Lynn Creamery.
CONFERENCE CALL WEBCAST
     A webcast to discuss the Company’s financial results and outlook will be held at 9:00 a.m. ET today and may be heard live by visiting the “Webcasts” section of the Company site at www.deanfoods.com.
ABOUT DEAN FOODS
     Dean Foods Company is one of the leading food and beverage companies in the United States. Its Dairy Group division is the largest processor and distributor of milk and other dairy products in the country, with products sold under more than 50 familiar local and regional brands and a wide array of private labels. The Company’s WhiteWave Foods subsidiary is the nation’s leading organic foods company. WhiteWave Foods markets and sells a variety of well-known dairy and dairy-related products, such as Silk® soymilk, Horizon Organic® dairy products and juices, International Delight® coffee creamers and LAND O’LAKES® creamers and cultured products. Dean Foods Company also owns the fourth largest dairy processor in Spain and the leading brand of organic dairy products in the United Kingdom.
     FORWARD LOOKING STATEMENTS
Some of the statements in this press release are “forward-looking” and are made pursuant to the safe harbor provision of the Securities Litigation Reform Act of 1995. These “forward-looking” statements include statements relating to, among other things, projected sales, operating income, net income and earnings per share. These statements involve risks and uncertainties that may cause results to differ materially from the statements set forth in this press release. The Company’s ability to meet targeted financial and operating results, including targeted sales, operating income, net income and earnings per share depends on a variety of economic, competitive and governmental factors, including raw material costs, many of which are beyond the Company’s control and which are described in the Company’s filings with the Securities and Exchange Commission. The Company’s ability to profit from its branding initiatives depends on a number of factors including consumer acceptance of the Company’s products. The forward-looking statements in this press release speak only as of the date of this release. The Company expressly disclaims any obligation or undertaking to release publicly any updates or revisions to such statements to reflect any change in its expectations with regard thereto or any changes in the events, conditions or circumstances on which any such statement is based.
(Tables to follow)
###

DEAN FOODS COMPANY
(Dollars in thousands, except per share data)

	GAAP		ADJUSTED [A]
	Three Months Ended		Three Months Ended
	December 31,		December 31,
	2005	2004	2005	2004
Net sales	$2,694,644	$2,589,202	$2,694,644	$2,589,202
Cost of sales	2,024,164	1,963,204	2,024,164	1,963,204

Gross profit	670,480	625,998	670,480	625,998
Operating costs and expenses	498,619	449,113	498,619	449,113
Facility closings, reorganization costs and other	11,837	(497)	—	—

Operating income	160,024	177,382	171,861	176,885
Interest expense	47,072	40,832	47,072	40,832
Other (income) expense	(253)	874	(253)	874

Income from continuing operations before income taxes	113,205	135,676	125,042	135,179
Income taxes	42,505	50,492	47,005	50,358

Income from continuing operations	70,700	85,184	78,037	84,821
Gain on sale of discontinued operations, net of tax	1,073	—	—	—
Income from discontinued operations, net of tax	590	13,685	—	—

Net income before cumulative effect of accounting change	72,363	98,869	78,037	84,821
Cumulative effect of accounting change	(1,552)	—	—	—

Net income	$70,811	$98,869	$78,037	$84,821

Basic earnings per share:
Income from continuing operations	$0.51	$0.57	$0.57	$0.57
Gain on sale of discontinued operations	0.01	—	—	—
Income from discontinued operations	—	0.09	—	—
Cumulative effect of accounting change	(0.01)	—	—	—

Net income	$0.51	$0.66	$0.57	$0.57

Basic average common shares (000’s)	138,053	149,231	138,053	149,231

Diluted earnings per share:
Income from continuing operations	$0.49	$0.55	$0.54	$0.55
Gain on sale of discontinued operations	0.01	—	—	—
Income from discontinued operations	—	0.09	—	—
Cumulative effect of accounting change	(0.01)	—	—	—

Net income	$0.49	$0.64	$0.54	$0.55

Diluted average common shares (000’s)	145,459	154,481	145,459	154,481
[A] Adjusted results differ from results reported under GAAP by excluding income and expense related to discontinued operations, the cumulative effect of accounting change and facility closings and reorganizations. More information about these items is included in the earnings release under the heading “Comparison of Adjusted Information to GAAP Information.”

DEAN FOODS COMPANY
(Dollars in thousands, except per share data)

	GAAP		ADJUSTED [B]
	Twelve Months Ended		Twelve Months Ended
	December 31,		December 31,
	2005	2004	2005	2004
Net sales	$10,505,560	$10,036,277	$10,505,560	$10,036,277
Cost of sales	7,919,252	7,641,368	7,919,252	7,641,368

Gross profit	2,586,308	2,394,909	2,586,308	2,394,909
Operating costs and expenses	1,937,486	1,788,832	1,937,486	1,788,832
Facility closings, reorganization costs and other	41,731	18,676	—	—

Operating income	607,091	587,401	648,822	606,077
Interest expense	168,984	166,288	168,984	166,288
Costs related to early extinguishment of debt	—	32,612	—	—
Other income	(789)	(370)	(789)	(370)

Income from continuing operations before income taxes	438,896	388,871	480,627	440,159
Income taxes	166,423	149,710	182,246	168,665

Income from continuing operations	272,473	239,161	298,381	271,494
Gain on sale of discontinued operations, net of tax	38,763	—	—	—
Income from discontinued operations, net of tax	17,847	46,213	—	—

Net income before cumulative effect of accounting change	329,083	285,374	298,381	271,494
Cumulative effect of accounting change	(1,552)	—	—	—

Net income	$327,531	$285,374	$298,381	$271,494

Basic earnings per share:
Income from continuing operations	$1.86	$1.55	$2.03	$1.76
Gain on sale of discontinued operations	0.26	—	—	—
Income from discontinued operations	0.12	0.30	—	—
Cumulative effect of accounting change	(0.01)	—	—	—

Net income	$2.23	$1.85	$2.03	$1.76

Basic average common shares (000’s)	146,673	154,636	146,673	154,636

Diluted earnings per share:
Income from continuing operations	$1.78	$1.49	$1.94	$1.69
Gain on sale of discontinued operations	0.25	—	—	—
Income from discontinued operations	0.11	0.29	—	—
Cumulative effect of accounting change	(0.01)	—	—	—

Net income	$2.13	$1.78	$1.94	$1.69

Diluted average common shares (000’s)	153,438	160,705	153,438	160,705
[B] Adjusted results differ from results reported under GAAP by excluding income and expense related to discontinued operations, the cumulative effect of accounting change, facility closings, reorganizations and the early extinguishment of debt. More information about these items is included in the earnings release under the heading “Comparison of Adjusted Information to GAAP Information.”

DEAN FOODS COMPANY
Earnings per Share Summary and Reconciliation

	Three Months Ended		Twelve Months Ended
	December 31,		December 31,
	2005	2004	2005	2004
GAAP diluted earnings per share from continuing operations	$0.49	$0.55	$1.78	$1.49

Adjustments:
Facility closings and reorganization costs	0.05	0.02	0.15	0.09
Costs related to early extinguishment of debt	—	—	—	0.13
Other nonrecurring operating costs	—	(0.02)	0.01	(0.02)

Adjusted diluted earnings per share	$0.54	$0.55	$1.94	$1.69

Segment Information
(Dollars in Thousands)

	Three Months Ended December 31,		Twelve Months Ended December 31,
Net sales	2005	2004	2005	2004
Dairy Group	$2,279,615	$2,203,170	$8,961,512	$8,665,431
WhiteWave Foods Company	317,176	287,305	1,144,333	1,010,267
Corporate / Other	97,853	98,727	399,715	360,579

Total	$2,694,644	$2,589,202	$10,505,560	$10,036,277

Segment operating income (loss)
Dairy Group	$164,064	$154,155	$639,868	$596,323
WhiteWave Foods Company	38,198	41,983	114,918	87,390
Corporate / Other	(30,401)	(19,253)	(105,964)	(77,636)

Subtotal	171,861	176,885	648,822	606,077
Facility closings, reorganization costs and other	(11,837)	497	(41,731)	(18,676)

Total operating income	$160,024	$177,382	$607,091	$587,401

DEAN FOODS COMPANY
Condensed Balance Sheet
(Dollars in Thousands)

	December 31,	December 31,
ASSETS	2005	2004
Cash and cash equivalents	$25,120	$27,407
Other current assets	1,451,847	1,409,675

Total current assets	1,476,967	1,437,082

Property, plant & equipment	1,874,486	1,813,284

Intangibles & other assets	3,730,503	3,773,298

Assets of discontinued operations	—	732,704

Total Assets	$7,081,956	$7,756,368

LIABILITIES AND STOCKHOLDERS’ EQUITY
Total current liabilities	$1,137,330	$1,050,175

Long-term debt	3,328,592	3,110,716

Other long-term liabilities	743,955	805,918

Liabilities of discontinued operations	—	125,960

Stockholders’ equity:
Common stock	1,342	1,492
Additional paid-in capital	702,120	1,308,172
Retained earnings	1,194,550	1,359,632
Other comprehensive income	(25,933)	(5,697)

Total stockholders’ equity	1,872,079	2,663,599

Total Liabilities and Stockholders’ Equity	$7,081,956	$7,756,368

DEAN FOODS COMPANY
Condensed Statement of Cash Flows
(Dollars in Thousands)

	Twelve Months Ended December 31,
Operating Activities	2005	2004
Net income	$327,531	$285,374
Income from discontinued operations	(17,847)	(46,213)
Depreciation and amortization	221,291	206,589
Deferred income taxes	35,408	135,451
Gain on sale of discontinued operations	(38,763)	—
Loss on disposition of assets	1,611	4,403
Costs related to early extinguishment of debt	—	32,613
Tax savings on equity compensation	20,614	18,527
Write-down of impaired assets	9,247	5,385
Changes in current assets and liabilities	(15,314)	(221,634)
Other	(2,851)	237

Net cash provided by continuing operations	540,927	420,732
Net cash provided by discontinued operations	18,641	107,865

Net cash provided by operating activities	559,568	528,597

Investing Activities
Additions to property, plant and equipment	(306,837)	(333,804)
Cash outflows for acquisitions	(1,692)	(400,035)
Net proceeds from divestitures	189,862	—
Proceeds from sale of fixed assets	8,914	10,617

Net cash used in continuing operations	(109,753)	(723,222)
Net cash used in discontinued operations	(7,875)	(23,349)

Net cash used in investing activities	(117,628)	(746,571)

Financing Activities
Proceeds from the issuance of debt	290,552	1,658,846
Repayment of debt	(114,837)	(1,216,964)
Issuance of common stock, net of expenses	73,062	67,946
Redemption of common stock	(699,878)	(297,018)
Other	(4,279)	(9,801)

Net cash provided by (used) in continuing operations	(455,380)	203,009
Net cash provided by (used) in discontinued operations	11,153	(3,665)

Net cash provided by (used) in financing activities	(444,227)	199,344

Decrease in cash and cash equivalents	(2,287)	(18,630)
Beginning cash balance	27,407	46,037

Ending cash balance	$25,120	$27,407